[Savient Letterhead]

Contact:

Mary Coleman

Savient Pharmaceuticals, Inc.

information@savient.com

(732) 418-9300

Kelly Sullivan / Jennifer Friedman

Joele Frank, Wilkinson Brimmer Katcher

ksullivan@joelefrank.com/ jfriedman@joelefrank.com

(212) 355-4449

Savient Reports Inducement Grant Under NASDAQ Listing Rule 5635(c)(4)

EAST BRUNSWICK, N.J., April XX, 2011 - Savient Pharmaceuticals, Inc. (Nasdaq: SVNT) today announced that it has granted time-based and performance-based options to purchase shares of common stock to Richard Crowley, the Company's newly appointed Executive Vice President of Biopharmaceutical Operations. The grants were made pursuant to the NASDAQ inducement grant exception as components of Mr. Crowley's employment compensation. The inducement grants were approved by the Company's Board of Directors on March 22, 2011 and are being made as an inducement material to Mr. Crowley's acceptance of employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4). Savient previously announced that Mr. Crowley has been appointed Executive Vice President of Biopharmaceutical Operations effective April 30, 2011.

The performance-based stock option is for the purchase of 50,000 shares of the Company's common stock with an exercise price equal to the closing price of the Company's common stock on April 29, 2011. The option has a ten-year term and will vest and become exercisable upon the satisfaction of the performance conditions agreed upon by Mr. Crowley and the Company's Board of Directors. In the event of the termination of Mr. Crowley's employment by the Company without "cause" (as such term is defined in the employment agreement between the Company and Mr. Crowley) or by Mr. Crowley for "good reason" (as such term is defined in the employment agreement), the performance-based stock option will immediately terminate and cease to be exercisable; provided, however, that such stock option will accelerate and become fully vested if, on or after the date of the announcement of a transaction which leads to a "change of control" (as such term is defined in the employment agreement) of the Company and up to 12 months following the date of the change in control, Mr. Crowley is terminated without cause or terminates his employment for good reason. In the event that any performance condition is not met by the specified date for achieving such performance condition (if any), the portion of such stock option subject to such performance condition will immediately terminate and cease to be exercisable.

The time-based stock option is for the purchase of 50,000 shares of the Company's common stock with an exercise price equal to the closing price of the Company's common stock on April 29, 2011. The option has a ten-year term and will vest and become exercisable as to 12,500 shares on April 29, 2012, and as to an additional 3,125 shares at the end of each successive three-month period thereafter until April 29, 2015. In the event of the termination of Mr. Crowley's employment by the Company without cause or by Mr. Crowley for good reason, the time-based stock option will immediately accelerate and become fully vested.

Savient is providing this information in accordance with NASDAQ Listing Rule 5635(c)(4).

ABOUT SAVIENT PHARMACEUTICALS, INC.

Savient Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on developing and commercializing KRYSTEXXA(R) (pegloticase) for the treatment of chronic gout in adult patients refractory to conventional therapy. Savient has exclusively licensed worldwide rights to the technology related to KRYSTEXXA and its uses from Duke University ("Duke") and Mountain View Pharmaceuticals, Inc. ("MVP"). Duke developed the recombinant uricase enzyme and MVP developed the PEGylation technology used in the manufacture of KRYSTEXXA. MVP and Duke have been granted U.S. and foreign patents disclosing and claiming the licensed technology and, in addition, Savient owns or co-owns U.S. and foreign patents and patent applications, which collectively form a broad portfolio of patents covering the composition, manufacture and methods of use and administration of KRYSTEXXA. Savient also manufactures and supplies Oxandrin(R) (oxandrolone tablets, USP) CIII in the U.S.

FORWARD LOOKING STATEMENTS

All statements other than statements of historical facts included in this press release are forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such statements. These risks, trends and uncertainties are in some instances beyond our control. Words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "will" and other similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, any statements regarding the success of our marketing efforts, and market demand, for KRYSTEXXA(R) are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on our assessment and interpretation of the currently available data and information, current expectations, assumptions, estimates and projections about our business and the biopharmaceutical and specialty pharmaceutical industries in which we operate. Important factors that may affect our ability to achieve the matters addressed in these forward-looking statements include, but are not limited to, our ability to commercialize KRYSTEXXA; our ability to retain the personnel whom we have hired and to hire the remaining personnel necessary to complete the build out of our commercial team; whether we have identified the root cause of the batch failures at our manufacturing facilities; whether the remediation steps that we have taken will eliminate or minimize these batch failures moving forward; if the remediation steps that we have taken do not reduce our batch failure rate, the risk that the FDA could require us to cease manufacturing KRYSTEXXA until we have been able to reduce our batch failure rate; our reliance on third parties to manufacture, market and distribute KRYSTEXXA; the risk that the market for KRYSTEXXA is smaller than we have anticipated; competition from existing therapies and therapies that are currently under development, including therapies that are significantly less expensive than KRYSTEXXA; our ability to gain market acceptance for KRYSTEXXA among physicians, patients, health care payors and others in the medical community; whether we are able to obtain financing, if needed; economic, political and other risks associated with foreign operations; risks of maintaining protection for our intellectual property; risks of an adverse determination in intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical industry and other important factors set forth more fully in our reports filed with the Securities and Exchange Commission, to which investors are referred for further information. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements, which speak only as of the date of publication of this press release. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not have a policy of updating or revising forward-looking statements and, except as required by law, assume no obligation to update any forward-looking statements.

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